Exhibit 99.1

Contact: Kevin Coleman 610-889-5247

AMETEK ANNOUNCES FOURTH QUARTER 2016 RESULTS

BERWYN, PA, FEBRUARY 7, 2017 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the three month and full year periods ended December 31, 2016.

AMETEK reported fourth quarter 2016 sales of $973.0 million, down 1.5% from last year’s fourth quarter. On a GAAP basis, fourth quarter 2016 operating income was $173.2 million and diluted earnings per share were $0.47. Excluding adjustments of $39.5 million, or $0.11 per diluted share, fourth quarter 2016 operating income was $212.7 million and diluted earnings per share were $0.58. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

“I am very pleased with our team’s performance during 2016 in what was a challenging global macro environment. As we had anticipated, business conditions stabilized and we delivered solid results in the fourth quarter that were in-line with our expectations,” said David A. Zapico, AMETEK Chief Executive Officer.

“Cash flow was excellent in the quarter, with operating cash flow of $247 million, a 24% increase over the same period of 2015 and at a record level,” added Mr. Zapico.

Electronic Instruments Group (EIG)
In the fourth quarter 2016, EIG sales decreased 2% to $616.0 million, compared with the fourth quarter of 2015. On a GAAP basis, EIG operating income was $141.1 million in the 2016 fourth quarter. Excluding fourth quarter 2016 adjustments, operating income was $162.6 million.

“EIG sales were positively impacted by the acquisitions of Brookfield, ESP/SurgeX, Nu Instruments, and HS Foils. In addition, our Ultra Precision Technologies business had another solid quarter to complete an excellent year. Although year-over-year sales across our oil and gas businesses were down, those businesses performed in-line with expectations,” commented Mr. Zapico.

(Continued)

AMETEK ANNOUNCES FOURTH QUARTER 2016 RESULTS

Electromechanical Group (EMG)
In the fourth quarter of 2016, EMG sales decreased 1% to $356.9 million, compared with the fourth quarter of 2015. On a GAAP basis, fourth quarter 2016 EMG operating income was $46.7 million. Excluding fourth quarter 2016 adjustments, EMG operating income was $63.0 million.

“Overall EMG sales were down slightly in the quarter driven by foreign currency headwinds, while organic sales were roughly flat versus the prior year. Our Engineered Materials, Interconnects and Packaging businesses have stabilized as we had anticipated,” noted Mr. Zapico.

2017 Outlook
“We are confident as we enter 2017 as we are well positioned to generate solid earnings growth. Our most challenging end markets have stabilized. We have taken realignment actions during the fourth quarter to better position our cost structure and we continue to see positive results from the implementation of our Four Growth Strategies,” commented Mr. Zapico.

“We anticipate 2017 sales to be up mid-single digits versus 2016, with organic sales up low-single digits. We initiate our 2017 earnings guidance in the range of $2.34 to $2.46 per diluted share, up 2% to 7% percent, compared with 2016 adjusted earnings of $2.30 per diluted share,” he added.

“We expect first quarter 2017 sales to be roughly flat versus last year’s first quarter and estimate our earnings to be approximately $0.55 to $0.57 per diluted share,” concluded Mr. Zapico.

(Continued)

AMETEK ANNOUNCES FOURTH QUARTER 2016 RESULTS

Conference Call
AMETEK will webcast its fourth quarter 2016 investor conference call on Tuesday, February 7, 2017, beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call also will be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$972,953	$987,983	$3,840,087	$3,974,295

Operating expenses:
Cost of sales	681,084	666,263	2,575,220	2,617,987
Selling, general and administrative	118,647	112,890	462,970	448,592

Total operating expenses	799,731	779,153	3,038,190	3,066,579

Operating income	173,222	208,830	801,897	907,716
Other expenses:
Interest expense	(23,588)	(22,747)	(94,304)	(91,795)
Other, net	(4,382)	(3,243)	(14,490)	(9,541)

Income before income taxes	145,252	182,840	693,103	806,380
Provision for income taxes	36,144	45,999	180,945	215,521

Net income	$109,108	$136,841	$512,158	$590,859

Diluted earnings per share	$0.47	$0.57	$2.19	$2.45

Basic earnings per share	$0.47	$0.58	$2.20	$2.46

Weighted average common shares outstanding:
Diluted shares	231,191	238,689	233,730	241,586

Basic shares	230,209	237,220	232,593	239,906

Dividends per share	$0.09	$0.09	$0.36	$0.36

AMETEK, Inc.
Information by Business Segment
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales:
Electronic Instruments	$616,039	$628,415	$2,360,285	$2,417,192
Electromechanical	356,914	359,568	1,479,802	1,557,103

Consolidated net sales	$972,953	$987,983	$3,840,087	$3,974,295

Income:
Segment operating income:
Electronic Instruments	$141,075	$161,659	$577,717	$639,399
Electromechanical	46,692	60,169	277,873	318,098

Total segment operating income	187,767	221,828	855,590	957,497
Corporate administrative and other expenses	(14,545)	(12,998)	(53,693)	(49,781)

Consolidated operating income	$173,222	$208,830	$801,897	$907,716

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	December 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$717,259	$381,005
Receivables, net	592,326	603,295
Inventories, net	492,104	514,451
Other current assets	126,501	120,076

Total current assets	1,928,190	1,618,827

Property, plant and equipment, net	473,230	484,548
Goodwill	2,818,950	2,706,633
Other intangibles, investments and other assets	1,880,304	1,850,442

Total assets	$7,100,674	$6,660,450

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$278,921	$384,924
Accounts payable and accruals	645,520	639,097

Total current liabilities	924,441	1,024,021

Long-term debt, net	2,062,644	1,553,116
Deferred income taxes and other long-term liabilities	857,076	828,687
Stockholders’ equity	3,256,513	3,254,626

Total liabilities and stockholders’ equity	$7,100,674	$6,660,450

AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
EIG Segment operating income (GAAP)	$141,075	$161,659	$577,717	$639,399
Realignment costs	12,355	9,267	12,355	18,518
Indefinite-lived intangibles impairment	9,200	—	9,200	—

Adjusted EIG Segment operating income (Non-GAAP)	$162,630	$170,926	$599,272	$657,917

EMG Segment operating income (GAAP)	$46,692	$60,169	$277,873	$318,098
Realignment costs	11,644	10,764	11,644	17,298
Indefinite-lived intangibles impairment	4,700	—	4,700	—

Adjusted EMG Segment operating income (Non-GAAP)	$63,036	$70,933	$294,217	$335,396

Operating income (GAAP)	$173,222	$208,830	$801,897	$907,716
Realignment costs	25,556	20,711	25,556	36,605
Indefinite-lived intangibles impairment	13,900	—	13,900	—

Adjusted Operating income (Non-GAAP)	$212,678	$229,541	$841,353	$944,321

Net income (GAAP)	$109,108	$136,841	$512,158	$590,859
Realignment costs	25,556	20,711	25,556	36,605
Income tax benefit on realignment costs	(8,578)	(6,843)	(8,578)	(11,929)
Indefinite-lived intangibles impairment	13,900	—	13,900	—
Income tax benefit on indefinite-lived intangibles impairment	(5,310)	—	(5,310)	—

Adjusted Net income (Non-GAAP)	$134,676	$150,709	$537,726	$615,535

Diluted earnings per share (GAAP)	$0.47	$0.57	$2.19	$2.45
Realignment costs	0.11	0.09	0.11	0.15
Income tax benefit on realignment costs	(0.04)	(0.03)	(0.04)	(0.05)
Indefinite-lived intangibles impairment	0.06	—	0.06	—
Income tax benefit on indefinite-lived intangibles impairment	(0.02)	—	(0.02)	—

Adjusted Diluted earnings per share (Non-GAAP)	$0.58	$0.63	$2.30	$2.55

EIG Segment operating margin (GAAP)	22.9%	25.7%	24.5%	26.5%
Realignment costs	2.0	1.5	0.5	0.7
Indefinite-lived intangibles impairment	1.5	—	0.4	—

Adjusted EIG Segment operating margin (Non-GAAP)	26.4%	27.2%	25.4%	27.2%

EMG Segment operating margin (GAAP)	13.1%	16.7%	18.8%	20.4%
Realignment costs	3.3	3.0	0.8	1.1
Indefinite-lived intangibles impairment	1.3	—	0.3	—

Adjusted EMG Segment operating margin (Non-GAAP)	17.7%	19.7%	19.9%	21.5%

Operating income margin (GAAP)	17.8%	21.1%	20.9%	22.8%
Realignment costs	2.6	2.1	0.7	1.0
Indefinite-lived intangibles impairment	1.5	—	0.3	—

Adjusted Operating income margin (Non-GAAP)	21.9%	23.2%	21.9%	23.8%

Effective tax rate (GAAP)	24.9%	25.2%	26.1%	26.7%
Realignment costs	1.4	0.8	0.3	0.3
Indefinite-lived intangibles impairment	0.8	—	0.2	—

Adjusted Effective tax rate (Non-GAAP)	27.1%	26.0%	26.6%	27.0%

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers. The items described above have been excluded from this measure because items of this nature and/or size occur with inconsistent frequency, occur for reasons that may be unrelated to AMETEK’s commercial performance during the period and/or we believe are not indicative of AMETEK’s ongoing operating costs or gains in a given period, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.